Exhibit 99

Press Release

October 25, 2013

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. DECLARES QUARTERLY DIVIDEND; ANNOUNCES THIRD QUARTER NET INCOME UP 16 PERCENT

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank, is pleased to report that at its meeting on October 23, 2013, the Board of Directors declared a quarterly dividend of $0.11 per share. The dividend is payable on November 26, 2013 to shareholders of record on November 6, 2013.

For the third quarter of 2013, net income increased by 16.3 percent to $4.36 million, or $0.27 per diluted common share, compared to $3.75 million, or $0.22 per diluted common share, for the third quarter of 2012.

Net interest income for the third quarter of 2013 improved 13.3 percent over the same period last year, primarily as a result of loan growth. Average loans outstanding for the third quarter of 2013 increased by $118.0 million, or 13.9 percent, when compared to the third quarter of 2012. Loans outstanding at the end of the third quarter of 2013 attributable to our new Rochester, Minnesota, office totaled $7.2 million. Because of overall improvement in credit quality, the provision for loan losses for the third quarter was a negative $1.0 million, which represented an increase in income rather than an expense. For the third quarter last year, the provision for loan losses was an expense of $300,000. Trust income was higher than last year due to new accounts and an increase in the value of assets under management. Conversely, higher mortgage interest rates caused gains and fees from the sales of residential mortgages to decline due to a slight decrease in volume and lower margins. Total noninterest expenses for the third quarter of 2013 were higher than the third quarter last year because of higher other real estate owned expenses and an increase in the number of West Bank employees.

For the second year in a row, our Company was named a Sm-All Star by the investment banking firm Sandler O’Neill + Partners (“SOP”). According to financial criteria defined by SOP, we are one of the top 31 small cap publicly-traded bank holding companies in the United States. For purposes of this analysis, small cap companies are those with a market value between $25 million and $2.5 billion. “We are very pleased to be included in this group again this year,” commented David Nelson, president and chief executive officer of the Company. “It feels good to have people who understand our industry recognize our Company as one of the best banks in America.”

For the first nine months of 2013, net income was $12.6 million, or $0.75 per diluted common share, compared to $12.1 million, or $0.69 per diluted common share for the same period in 2012, an increase of 4.1 percent.

The Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission this morning. Please refer to that document for a more in-depth discussion of our financial results. The Form 10-Q document is available on the Investor Relations section of West Bank's website at www.westbankstrong.com.

The Company will discuss its third quarter 2013 results during a conference call scheduled for this afternoon, Friday, October 25, 2013, at 2:00 p.m. Central Time. The telephone number for the conference call is (888) 317-6016. A recording of the call will be available until November 4, 2013, at (877) 344-7529, passcode: 10022858.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, two offices in Iowa City, one office in Coralville and one office in Rochester, Minnesota.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF CONDITION	September 30, 2013	September 30, 2012
Assets
Cash and due from banks	$62,592	$37,707
Short-term investments	29,400	4,120
Securities	371,185	322,750
Loans held for sale	421	6,471
Loans	959,016	854,205
Allowance for loan losses	(14,741)	(15,637)
Loans, net	944,275	838,568
Bank-owned life insurance	26,222	25,563
Other real estate owned	6,276	8,894
Other assets	30,742	23,893
Total assets	$1,471,113	$1,267,966

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$347,957	$291,497
Interest-bearing:
Demand	164,993	151,686
Savings	495,550	316,931
Time of $100,000 or more	87,604	88,957
Other time	69,688	79,855
Total deposits	1,165,792	928,926
Short-term borrowings	44,458	73,084
Long-term borrowings	132,384	125,619
Other liabilities	7,322	7,694
Stockholders' equity	121,157	132,643
Total liabilities and stockholders' equity	$1,471,113	$1,267,966

Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended September 30,		Nine Months Ended September 30,
CONSOLIDATED INCOME STATEMENTS	2013	2012	2013	2012
Interest income
Loans, including fees	$11,382	$10,928	$33,617	$33,324
Securities	2,042	1,589	5,561	4,702
Other	20	36	99	129
Total interest income	13,444	12,553	39,277	38,155
Interest expense
Deposits	854	1,054	2,591	3,604
Short-term borrowings	23	23	76	89
Long-term borrowings	941	1,219	2,627	3,636
Total interest expense	1,818	2,296	5,294	7,329
Net interest income	11,626	10,257	33,983	30,826
Provision for loan losses	(1,000)	300	(850)	300
Net interest income after provision for loan
losses	12,626	9,957	34,833	30,526
Noninterest income
Service charges on deposit accounts	747	768	2,190	2,236
Debit card usage fees	527	403	1,351	1,193
Trust services	266	201	743	595
Gains and fees on sales of residential mortgages	212	816	949	2,144
Increase in cash value of bank-owned life
insurance	162	181	492	571
Gain from bank-owned life insurance	—	—	—	841
Investment securities impairment losses	—	(6)	—	(179)
Realized investment securities gains, net	—	—	—	246
Other income	216	185	643	648
Total noninterest income	2,130	2,548	6,368	8,295
Noninterest expense
Salaries and employee benefits	4,007	3,686	11,962	10,893
Occupancy	984	880	2,917	2,612
Data processing	532	576	1,515	1,582
FDIC insurance expense	182	183	547	516
Other real estate owned expense	1,137	240	1,138	1,228
Professional fees	286	276	922	855
Consulting fees	58	191	227	498
Other expenses	1,227	1,072	3,846	3,598
Total noninterest expense	8,413	7,104	23,074	21,782
Income before income taxes	6,343	5,401	18,127	17,039
Income taxes	1,980	1,649	5,518	4,927
Net income	$4,363	$3,752	$12,609	$12,112

Financial Information (continued) (unaudited)
(in thousands, except per share data)

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income
	Basic and Diluted	Dividends	High	Low
2013
3rd Quarter	$0.27	$0.11	$14.50	$11.74
2nd Quarter	0.25	0.10	12.27	10.10
1st Quarter	0.23	0.10	11.72	10.46

2012
4th Quarter	$0.22	$0.10	$12.29	$9.75
3rd Quarter	0.22	0.10	12.35	9.38
2nd Quarter	0.25	0.08	10.22	9.02
1st Quarter	0.23	0.08	10.46	8.71
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown, or commissions.

	Three months Ended September 30,		Nine Months Ended September 30,
SELECTED FINANCIAL MEASURES	2013	2012	2013	2012
Return on average equity	14.41%	11.36%	13.02%	12.61%
Return on average assets	1.19%	1.14%	1.17%	1.23%
Net interest margin	3.49%	3.45%	3.45%	3.46%
Efficiency ratio	51.14%	51.92%	52.70%	50.98%

			As of September 30,
			2013	2012
Texas ratio			12.46%	12.99%
Allowance for loan losses ratio			1.54%	1.83%
Tangible common equity ratio			8.24%	10.46%
Definitions of ratios:

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Return on average assets - annualized net income divided by average assets.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and net impairment losses) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.